Exhibit 5.1

May 16, 2011

Entertainment Properties Trust

909 Walnut Street, Suite 201

Kansas City, Missouri 64106

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Entertainment Properties Trust, a Maryland real estate investment trust (the “Company”), and the subsidiaries of the Company that are listed on Schedule 1 (the “Guarantors”, and collectively with the Company, the “Issuers”), in connection with the registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), proposed to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof. The Registration Statement relates to the issuance of $250,000,000 principal amount of the Company’s 7.750% Senior Notes due 2020 (the “Exchange Notes”) and the guarantee of the Exchange Notes (the “Guarantees”) being provided by the Guarantors under an Indenture dated as of June 30, 2010 (the “Indenture”) among the Company, the Guarantors and UMB Bank, n.a., as trustee (in such capacity, the “Trustee”). As described in the Registration Statement, the Exchange Notes are being issued by the Company in exchange for the outstanding $250,000,000 aggregate principal amount of the Company’s 7.750% Senior Notes due 2020 (the “Original Notes”) that were issued on June 30, 2010. This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

We have examined originally executed counterparts or copies identified to our satisfaction of such corporate records and other documents as we have deemed necessary or appropriate for purposes of this opinion letter, including, without limitation, the following:

(a)	the Indenture (including the Guarantees of the Guarantors provided for therein);

(b)	the form of Exchange Notes;

(c)	the Registration Statement;

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(d)	the Amended and Restated Declaration of Trust and the Restated Bylaws of the Company;

(e)	the articles or certificate of incorporation and the bylaws of each Guarantor which is a corporation;

(f)	the articles of organization or certificate of formation and the operating agreement or limited liability company agreement of each Guarantor which is a limited liability company;

(g)	certificates of good standing, certificates of existence and similar certificates given with respect to each Issuer by the secretaries of state or similar public officials of the respective states of organization of each Issuer;

(h)	the minutes and records of the corporation or limited liability company of the respective Issuers with respect to the issuance of the Exchange Notes and the Guarantees; and

(i)	such other agreements, certificates, documents, decrees, orders, records and papers, including, without limitation, certificates of public officials and certificates of officers or other representatives of one or more of the Issuers as we have deemed relevant or necessary to give the opinions and confirmations set forth below.

The Indenture and the Exchange Notes are referred to herein collectively as the “Transaction Documents” and individually as a “Transaction Document.”

We also have relied, with respect to certain factual matters relevant to this opinion letter, on the certificates or comparable documents of officers and other representatives of one or more of the Issuers as we have deemed relevant or necessary for purposes of the opinions and statements expressed herein, all of which representations, warranties, certificates and documents we have assumed, without independent investigation on our part, to be true, correct and complete as of the date hereof.

For purposes of the opinions and statements expressed herein, we have assumed, without independent investigation on our part, that: (i) each document submitted to us as an original is authentic; (ii) each document submitted to us as a certified, conformed, telecopied, photostatic, electronic or execution copy conforms to the original of such document, and each such original is authentic; (iii) all signatures appearing on each document are genuine; (iv) each party to the Transaction Documents (other than an Issuer) is existing and in good standing in its jurisdiction of formation, is qualified as a foreign entity in each jurisdiction where such qualification is necessary to its enforcement of the Transaction Documents and has the requisite power and authority (corporate, limited liability company, partnership or other) to execute and deliver (or

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accept) and perform its obligations under the Transaction Documents; (v) other than with respect to the Issuers, the execution and delivery (or acceptance) and performance of each Transaction Document have been duly authorized by all requisite corporate, limited liability company, partnership or other action on the part of, and each Transaction Document has been duly executed and delivered (or accepted) by, each party thereto in the form executed by the applicable Issuers, and each of the Transaction Documents constitutes the legal, valid and binding obligation of each party thereto (other than an Issuer) enforceable against each such party in accordance with its terms; (vi) there is no agreement, understanding, course of dealing or performance, usage of trade or writing defining, supplementing, amending, modifying, waiving or qualifying the terms of the Transaction Documents; (vii) there is no circumstance (such as, but not limited to, mutual mistake of fact or misunderstanding, fraud, duress, undue influence, waiver or estoppel) extrinsic to the Transaction Documents which might give rise to a defense against enforcement or effectiveness of any of the Transaction Documents; (viii) the conduct of all of the parties and their respective agents in connection with the Transaction Documents and the transactions contemplated thereby (the “Transactions”) has complied with any requirement of good faith, fair dealing and conscionability; and (ix) there is no requirement for any consent, approval or authorization by any governmental authority or other person to be obtained by the Trustee with regard to its execution, delivery, acceptance or performance of any Transaction Document other than a consent, approval or authorization which has been obtained and remains in full force and effect.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to holders of the Original Notes in exchange for the Original Notes as described in the Registration Statement:

1.	the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms; and

2.	the Guarantees will constitute valid and binding obligations of the Guarantors enforceable against Guarantors in accordance with their terms.

Our opinions and statements expressed herein are subject to the following additional qualifications and limitations:

A.

Our opinions and statements expressed herein are restricted to matters governed by: (i) the federal laws of the United States of America and the laws of the States of Missouri and New York; (ii) with respect to the opinion expressed in numbered paragraph 1 below as to the Company, Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland; (iii) with respect to the opinion expressed in

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numbered paragraph 2 below as to those Guarantors which are Delaware corporations, the General Corporation Law of Delaware, 8 Del. Code Ann. §§ 101 et seq.; (iv) with respect to the opinion expressed in numbered paragraph 2 below as to those Guarantors which are Delaware limited liability companies, the Delaware Limited Liability Company Act, 6 Del. Code Ann. §§ 18-101 et seq.; and (v) with respect to the opinion expressed in numbered paragraph 2 below as to the Guarantor which is a New Hampshire limited liability company, the New Hampshire statutes with respect to limited liability companies, NH Rev. Stat. §§ 304-C:1 et seq., and we express no opinion as to any matter arising under the laws of any other jurisdiction, including, without limitation, the statutes, ordinances, rules and regulations of counties, towns, municipalities and special political subdivisions of any state.

B.	The enforceability of each Transaction Document is subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, arrangement, moratorium, assignment for the benefit of creditors and other similar laws affecting the rights and remedies of creditors. This qualification includes, without limitation, the avoidance, fraudulent transfer and preference provisions of the federal Bankruptcy Code of 1978 (11 U.S.C. §§ 101 et seq.), as amended, and the fraudulent transfer and conveyance laws of the State of Missouri and of the State of New York, and we express no opinion that any transaction provided for in the Transaction Documents would not be subject to avoidance or otherwise adversely affected under such provisions or laws.

C.	The enforceability of each Transaction Document is subject to the effect of principles of equity (including those respecting the concepts of reasonableness, materiality, good faith and fair dealing and the availability of injunctive relief or specific performance), whether considered in a proceeding at law or in equity, and the limitations imposed by applicable procedural requirements of applicable state or federal law.

D.	The enforceability of each Transaction Document is subject to: (1) the effect of generally applicable rules of law that limit or deny the enforceability of provisions (i) purporting to waive defenses or rights or the obligations of good faith, fair dealing, diligence and reasonableness; (ii) purporting to authorize a party to take discretionary independent actions for the account of, or as agent or attorney-in-fact for, an Indenture Party under a Transaction Document; or (iii) purporting to provide for the indemnification or exculpation of, or contribution to, a party with respect to such party’s intentional acts or gross negligence, with respect to securities law violations or to the extent that such provisions violate public policy considerations; and (2) the effect of generally applicable rules of law that govern and afford judicial discretion regarding the determination of damages.

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E.	We express no opinion as to the enforceability of: (i) any contractual provision which either directly or indirectly limits or tends to limit the time in which any suit or action may be instituted by a party; (ii) any contractual provision which requires a party to execute and deliver additional agreements or instruments other than agreements or instruments which are limited in effect to effectuating the express terms of a Transaction Document and do not expand or modify such terms; (iii) any contractual provision whereby a party or parties submit to the jurisdiction of a particular court or forum for the adjudication of disputes or waive any claim, defense or right of appeal based upon a lack of jurisdiction, inconvenient forum, venue or the like; (iv) any waiver by a party of personal service of process or any consent of a party to service of process upon it in a manner that does not satisfy the requirements of applicable law; (v) any waiver by a party of its right to a jury trial; (vi) any severability provision in any Transaction Document; (vii) any right of set-off in any Transaction Document; (viii) redemption premiums or debt prepayment or yield-maintenance fees; (ix) default, post-judgment or redemption period rates of interest; (x) the recovery of attorneys’ or collection agency fees; (xi) appointment of a receiver as a matter of right or otherwise without prior judicial approval thereof; (xii) any contractual provision which would have the effect of giving the Trustee or a holder of any Exchange Notes cumulative or duplicative remedies, to the extent such accumulated or duplicate remedies purport to or would have the effect of compensating the Trustee or such holder in any amount in excess of the actual amount of loss suffered by the Trustee or such holder, as applicable; (xiii) any waiver of rights or remedies which, by applicable law, cannot be waived by agreement; and (xiv) any modification or waiver of evidentiary standards established by applicable law.

F.	Our opinions, insofar as they relate to provisions of the Transaction Documents concerning the choice of law or purporting to constitute a submission to the jurisdiction of one or more specified courts, are rendered solely in reliance upon New York General Obligations Law Section 5-1401 and 5-1402, and New York Civil Practice Law and Rules, Rule 327(b), and are expressly conditioned upon the assumption that the legality, validity, binding effect and enforceability of such provisions will be determined by a court of the State of New York or a United States Federal court sitting in New York and applying New York choice of law rules, including such Sections 5-1401 and 5-1402.

G.	The enforceability of any provision of a Transaction Document which purports to be a guarantee of the payment or performance of obligations

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of another person (“guaranteed obligations”), including, without limitation, the Guarantees, is subject to the effect of generally applicable rules of law that may discharge the Guarantor to the extent that (i) action or inaction by a beneficiary of the guaranteed obligations impairs the value of collateral securing guaranteed obligations to the detriment of such Guarantor or (ii) the guaranteed obligations are materially modified without the consent of such Guarantor.

H.	With respect to the Guarantees of those Guarantors which are Missouri corporations, we advise you that the Missouri General Business Corporation Law specifically provides for the power of a corporation to enter into guaranties. Mo. Rev. Stat. § 351.385(7); see Charter Capital Group, Inc. v. Cook, 813 S.W. 2d 383, 385 (Ct. App. Mo. 1991) (dictum). See also, State v. Long-Bell Lumber Co., 12 S.W. 2d 64, 83-84 (Mo. 1928) (corporation has implied power to guaranty bonds issued to finance the construction of improvements which substantially benefited the corporation’s development). However, we are aware of an unpublished court opinion in which the issue was whether a corporation’s guaranty was invalid under Article XI, Section 7 of the Missouri Constitution and Mo. Rev. Stat. § 351.160. Those provisions prohibit and invalidate fictitious issues of securities or increases in indebtedness by a corporation. According to the court’s opinion, the purpose of those provisions is to insure that a corporation does not incur an obligation unless it receives reasonably equivalent consideration in return. The court did not expressly rule that a corporate guaranty could be prohibited by those provisions but found that the guarantor had received adequate consideration for its guaranty because the proceeds of the guaranteed loans were used to pay off an antecedent indebtedness of the guarantor. In re Holden Fertilizer Service, Inc., No. 89-41949-2-11, Slip Op. at 5-6 (Bankr. W.D. Mo., Sept. 20, 1990). Although the guaranty was upheld, the court’s opinion raises the uncertainty that the Missouri fictitious indebtedness provisions would invalidate a corporate guaranty of a Missouri corporation which is given without sufficient benefit to the guarantor.

I.	Certain waivers, procedures, remedies and other provisions of any Transaction Document may be rendered unenforceable or limited by the laws, regulations or judicial decisions of the State of Missouri or of the State of New York within the scope of this opinion letter, but such laws, regulations and judicial decisions would not render any of such Transaction Documents invalid as a whole under the laws of the State of Missouri or of the State of New York and would not make the remedies available under such Transaction Documents inadequate for the practical realization of the principal rights and benefits purporting to be afforded thereby, except for the economic consequences of any judicial, administrative or other delay or procedure which may be imposed by applicable law.

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J.	Our opinions and statements expressed herein are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement such opinions or statements in response to changes in the law by legislative or regulatory action, judicial decision or otherwise becoming effective hereafter or future events or circumstances affecting the Transactions and becoming known to us after the date hereof.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond those expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. This opinion letter is provided to you on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts of which we become aware after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules of the Commission.

Very truly yours,

STINSON MORRISON HECKER LLP

/s/ Stinson Morrison Hecker LLP

SCHEDULE 1

Guarantors

1.	30 West Pershing, LLC, a Missouri limited liability company,

2.	EPT DownREIT II, Inc., a Missouri corporation,

3.	EPT Huntsville, Inc., a Delaware corporation,

4.	Megaplex Four, Inc., a Missouri corporation,

5.	WestCol Center, LLC, a Delaware limited liability company,

6.	EPT Melbourne, Inc., a Missouri corporation,

7.	Crotched Mountain Properties, LLC, a New Hampshire limited liability company,

8.	Education Capital Solutions, LLC, a Delaware limited liability company,

9.	EPR Hialeah, Inc., a Missouri corporation,

10.	EPR Metropolis Trust, a Delaware statutory trust,

11.	YongeDundas Signage Trust, a Delaware statutory trust,

12.	EPT 909, Inc., a Delaware corporation,

13.	EPT Crotched Mountain, Inc., a Missouri corporation,

14.	EPT Kalamazoo, Inc., a Missouri corporation,

15.	EPT Mad River, Inc., a Missouri corporation,

16.	EPT Mount Attitash, Inc., a Delaware corporation,

17.	EPT Mount Snow, Inc., a Delaware corporation,

18.	EPT Nineteen, Inc., a Delaware corporation,

19.	EPT Ski Properties, Inc., a Delaware corporation,

20.	EPT Waterparks, Inc., a Delaware corporation, and

21.	Megaplex Nine, Inc., a Missouri corporation